Exhibit (a)(1)(G)

FORM OF EMAIL

CONFIRMING RECEIPT OF NOTICE OF WITHDRAWAL OF ELECTION FORM

From: AWARE, INC.

Re:	Confirmation of Receipt of Notice of Withdrawal of Election Form

This message confirms that Aware, Inc. (“Aware,” “we,” “us,” “our” or the “Company”) received your Notice of Withdrawal of Election Form (“Notice of Withdrawal”). This confirmation should not, however, be construed to imply that the Notice of Withdrawal or any other documents that you have submitted have been properly completed.

If your Notice of Withdrawal is properly completed and signed and timely received by us, you will have revoked your prior election to exchange your Eligible Option(s) as set forth in your previously submitted Election Form. With respect to the Eligible Option(s) listed on your Notice of Withdrawal, we will neither cancel nor exchange such awards for New Option(s), and you will retain your Eligible Option(s) subject to their original terms, exercise price and vesting schedule. Unless you deliver a new, properly completed and signed Election Form before 11:59 P.M., New York City time, on February 20, 2024, or a later date if extended, the Eligible Option(s) listed on your Notice of Withdrawal will remain outstanding following the expiration of the Exchange Offer.

You should direct questions about the Offer to Exchange, or requests for assistance (including requests for additional or paper copies of the Offer to Exchange, Election Form, Notice of Withdrawal or any other documents relating to the Offer to Exchange) to Lindsey Savarino, the Company’s Senior Director, Human Resources.

Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer to Exchange Certain Outstanding Stock Options for New Options Under Aware’s 2023 Equity and Incentive Plan, dated January 19, 2024.

This notice does not constitute an offer. The full terms of the Offer to Exchange are described in the Schedule TO-I and accompanying documents, which you may access on our website at www.aware.com or through the SEC website at www.sec.gov. Capitalized terms used but not otherwise defined in this email shall have the meanings set forth in the Offer Documents.